Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated April 29, 2005 relating to the consolidated financial statements of The Wet Seal, Inc., and management’s report on the effectiveness of internal control over financial reporting (which reports (1) express an unqualified opinion and includes an explanatory paragraph relating to the restatement of consolidated financial statements as described in Note 2 to the consolidated financial statements and (2) express an adverse opinion on the effectiveness of internal control over financial reporting), appearing in the Annual Report on Form 10-K of The Wet Seal, Inc. for the year ended January 29, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

May 17, 2005